EXHIBIT 99.1


June 13, 2001

Research, Inc.
6425 Flying Cloud Drive
Eden Prairie, MN 55344

               Contacts:

               Brad Yopp
               Research, Inc.
               612/829-8391
               byopp@researchinc.com

               Joe Jennings
               The Sage Group, Inc.
               612/321-9897
               jennings@sagegrp.com

     RESEARCH, INC. DISCONTINUES REFLOW OVEN BUSINESS SERVING ELECTRONIC BOARD ASSEMBLY MARKETS

             Trims workforce to efficiently address ongoing markets

Eden Prairie, MN--Research, Inc. (Nasdaq: RESR) today announced that it has discontinued its reflow oven business serving the electronics board assembly and semiconductor markets in response to the losses it has incurred from the severe downturn in this area in the last two quarters. The company will implement a staff reduction of approximately 20 percent as a result of this move and will now focus on its products primarily for the ink-jet printing and plastics markets.

As a result, Research, Inc. will incur one-time, pre-tax charges of approximately $3,900,000 in the third quarter related to these actions. The company said that it now expects to incur a loss in the third quarter of approximately $3.0 million or $2.25 a share.

"This is a painful, but necessary step to reverse the negative impact on our business caused by the severe market downturn in the electronics industry, affecting our reflow oven product lines," Claude Johnson, President and Chief Executive Officer commented. "Despite our highly talented team and excellent technology, the extreme volatility of this market was threatening the viability of our entire company. However, in this latest of our restructuring moves, we have streamlined our organization for maximum efficiency and minimum fixed-cost structure. We are now focused on steadily growing markets that we know very well, and we are confident that these moves mark the end of restructuring at Research, Inc. for the foreseeable future. We believe we are on track for a return to quarterly profitability during fiscal 2002."

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As a result of the downturn in its business in the last two quarters and the impact of the these one- time charges, Research, Inc. said that it will not be in compliance with the tangible net worth covenant in its agreement with its bank, as addressed in the second quarter 10-Q. The company said that it is working with the bank to resolve this non-compliance situation.

Research, Inc. designs and manufactures complete product solutions based on its core competency: the precise control of heat. The company targets high-growth markets worldwide including printing (ink drying and paper transport systems) and plastics extrusion. Research, Inc. is headquartered in Eden Prairie, MN. The company's common stock trades on the Nasdaq SmallCap Market under the symbol:
RESR. Additional news and information can be found on the company's Web site at www.researchinc.com.

Statements contained here, other than historical data, may be forward-looking and subject to risks and uncertainties including, but not limited to, those set forth in the company's annual report, 10K, 10Q, and other SEC filings.